June 21, 2006

OLD MUTUAL ADVISOR FUNDS

Old Mutual Asset Allocation Moderate Growth Portfolio

THE MEETING OF SHAREHOLDERS SCHEDULED FOR JUNE 16, 2006 HAS BEEN ADJOURNED TO JULY 14, 2006, 10:00 A.M. MOUNTAIN TIME.

Dear Shareholder:

We have tried to contact you on several occasions, via both mail and telephone, regarding your proxy vote for the Special Meeting of Shareholders of the Old Mutual Advisor Funds (the “Meeting”). It is extremely important that all shareholders cast their vote for the proposals described in the proxy statement dated March 27, 2006 and summarized on the enclosed proxy card. The meeting cannot be held without the vote from a majority of shares present in person or by proxy at the Meeting. As of the mailing date of this letter, we have approximately 43% of the outstanding shares voted and need your help to meet the 50% quorum requirement.

Therefore, the Meeting has been adjourned to July 14, 2006 at 10:00 a.m. Mountain Time, and will be held at the offices of Old Mutual Capital, Inc., 4643 South Ulster Street, Suite 600, Denver, Colorado 80237. It is very important for you to vote your shares no matter the size of your investment.

As a shareholder in the Old Mutual Asset Allocation Moderate Growth Portfolio, you are being asked to approve sub-advisory agreements between Old Mutual Capital, Inc. and Copper Rock Capital Partners, LLC, Ibbotson Associates Advisors, LLC and Thompson Horstmann & Bryant, Inc. After careful consideration, the Board of Trustees of the Trust, including the Independent Trustees, recommends that you vote “FOR” each of the proposals.

For your convenience, we have set-up the methods below to cast your vote and we strongly encourage you to vote your shares today. Voting is easy. You may utilize one of the following options to ensure that your vote is promptly recorded in time for the adjourned meeting.

TELEPHONE:	To vote by telephone, call the toll-free number on your proxy voting ballot and follow the recorded instructions.

INTERNET:	Vote on the Internet at www.proxyvote.com and follow the on-screen instructions. Please be sure to have the enclosed proxy card(s) available at the time you plan on voting.

MAIL:	Please vote, sign and date the proxy and return the proxy in the postage-paid envelope provided.

PLEASE VOTE YOUR SHARES TODAY

If you should have any questions regarding the proxy information or the execution of your vote, please call 1-800-761-6521, extension 112.

Thank you for your time and consideration.

_________________________________________________________________________________________________________

Distributor: Old Mutual Investment Partners, Member NASD, SIPC.

D-06-371 06/2006